EXHIBIT 24

                            GENERAL POWER OF ATTORNEY

     Notice: The powers granted by this document are broad and sweeping. They are defined in New York General Obligations Law, Article 5, Title 15, Section 5-1502A through 5-1503, which expressly permits the use of any other or different form of power of attorney desired by the parties concerned.

     KNOW ALL MEN BY THESE PRESENTS, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York General Obligations Law:

     That I, MARTIN PERETZ, 20 Larchwood Drive, Cambridge, Massachusetts 02138, do hereby appoint ANNE L. PERETZ, my wife, 20 Larchwood Drive, Cambridge, Massachusetts 02138; KEVIN S. MOORE, Apartment 22J, 160 West 66th Street, New York, New York 10023; ERIC L STRAUS, 165 Old Norwalk Road, New Canaan, Connecticut 06840; RICHARD C. VANISON, 2 Ocean Avenue, Massapequa, New York 11758; and WILLIAM T. BURDICK, 26 Indian Valley Road, Ramsey, New Jersey 07446, my attorneys-in-fact to ACT SEVERALLY:

     FIRST: In my name, place and stead in any way which I myself could do, if I were personally present, with respect to the following matters as each of them is defined in Title 15 of Article 5 of the New York General Obligations law to the extent that I am permitted by law to act through an agent:

     (A.) real estate transactions;

     (B.) chattel and goods transactions;

     (C.) bond, share and commodity transactions;

     (D.) banking transactions;

     (E.) business operating transactions;

     (F.) insurance transactions;

     (G.) estate transactions;

     (H.) claims and litigation;

     (I.) personal relationships and affairs;



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     (J.) benefits from military service; (K.) records, reports and statements;

     (L.) full and unqualified authority to my attorneys-in-fact to delegate any or all of the foregoing powers to any person or persons whom my attorneys-in-fact shall select;

     (M.) all other matters;

including, without limiting the generality of the foregoing, the following powers:

     I. To sell, assign, transfer, satisfy and deliver any bonds secured by mortgage which I now own or may hereafter acquire and to execute and deliver proper assignments or satisfactions therefor; to extend the time of payment of the principal and interest due upon such bonds or any other obligation in which I may be interested, either as creditor or debtor, upon such terms and conditions as may be deemed advisable, and to execute and deliver proper extension agreements therefor; to sign, execute, acknowledge and deliver releases from the lien of any and all mortgages which I now own or which I may hereafter acquire whether such lien covers the whole or any part of the premises described in such mortgage, upon such terms and conditions as may seem advisable and to receive payment therefor and to give proper releases, satisfactions and receipts therefor.

     II. To prepare, execute and file on my behalf any and all reports and other filings (and any amendments thereto) required to be made with the Securities and Exchange Commission or any stock exchange or registered securities association.

     III. To make gifts of any of my property to any of my spouse and issue of any degree and not necessarily per stirpes, including an attorney-in-fact in an individual capacity, provided that an attorney-in-fact, other than my spouse, may not make a gift to himself or herself in excess of $10,000 in any one tax year, noncumulative.

     SECOND: To induce any third party to act hereunder, I hereby agree that any third party receiving a duly executed copy or facsimile of this instrument may act hereunder, and that revocation or termination hereof shall be ineffective as to such third party unless and until actual notice or knowledge of such revocation or termination shall have been received by such third party, and I for myself and for my heirs, executors, legal representatives and assigns, hereby agree to indemnify and hold harmless any such third party from and against any and all claims that may arise against such third party by reason of such third party having relied on the provisions of this instrument.



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     THIRD:  This power of  attorney  shall not be  affected  by the  subsequent disability or incompetence of the undersigned.

     IN WITNESS WHEREOF, I have hereunto signed my name and affixed my seal this 16th day of November , 2000.



                                         /s/ Martin H. Peretz             (L.S.)
                                         ---------------------------------



STATE OF NEW YORK   )
                    : ss:
COUNTY OF NEW YORK  )

     On the 16th day of November , 2000 , before me personally came Martin Peretz to me known to me to be the indivdiual described in, and who executeds the foregoing instrument, and acknowledged to me that he executed the same.


                                         /s/ Vivien Troy
                                         ---------------------------------
                                             Notary Public















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